Exhibit 99.1

Innodata Reports Third Quarter 2014 Results

NEW YORK – October 29, 2014 – INNODATA INC. (NASDAQ: INOD) today reported results for the third quarter and the nine months ended September 30, 2014.

•	Total revenue was $14.8 million in the third quarter of 2014, an approximately 3% sequential increase from $14.3 million in the second quarter of 2014. Revenue in the third quarter of 2014 includes $0.7 million attributable to MediaMiser, a company that we acquired in July 2014. Total revenue was $15.7 million in the third quarter of 2013.

•	In the third quarter of 2014 we incurred a net loss of $0.2 million, or ($0.01) per diluted share, compared to a net loss of $0.7 million, or ($0.03) per diluted share, in the second quarter of 2014. Net loss in the third quarter of 2013 was $11.7 million, or ($0.47) per diluted share, and included an impairment charge of $5.5 million for the Company's IADS segment and a $7.1 million valuation allowance on the Company’s U.S. deferred tax assets.

•	For the first nine months in 2014, total revenue was $43.2 million, down 12% from $48.8 million in the first nine months of 2013. Net loss was $0.7 million, or ($0.03) per diluted share, in the first nine months of 2014, compared to a net loss of $11.5 million, or ($0.46) per diluted share, for the same period in 2013. Results for the first nine months of 2013 include the impairment charge and valuation allowance referred to above.

•	Adjusted EBITDA as defined below was $0.9 million in the third quarter of 2014, an increase of $0.8 million from $0.1 million in the second quarter of 2014 and a decline of $0.1 million from $1.0 million in the third quarter of 2013. Adjusted EBITDA was $2.0 million for the nine months ended September 30, 2014 and $1.3 million for the same period in 2013.

•	Cash, cash equivalents and investments were $26.0 million at September 30, 2014 compared to $24.8 million at December 31, 2013.

Jack Abuhoff, Chairman and CEO, said, "Our Content Services business reported pre-tax earnings of $1.4 million on $14.0 million of revenue, compared to pre-tax earnings of $0.5 million on $14.1 million of revenue in the second quarter of 2014. This increase in pre-tax earnings, offset in part by $1.4 million of costs net of revenue to build the IADS business, was the primary factor in driving Adjusted EBITDA to $0.9 million.”

Abuhoff continued, "The initial integration of our recently acquired MediaMiser business was successfully completed, and we are excited about developing new products in media intelligence solutions as we leverage Innodata core competencies to grow the business. In IADS we are looking forward to commencing live production with our Synodex 3.0 solution in November for a direct life-insurance client. We also continue to see meaningful interest among new potential clients to trial Synodex 3.0."

Abuhoff concluded, "We are forecasting fourth quarter of 2014 revenue to be in the range of $14.5-15.5 million of which we expect revenue from Content Services in the range of $13.5-14.3 million, from Media Intelligence Solutions in the range of $0.9-1.0 million and from IADS in the range of $150,000-200,000.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and help us to identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater transparency with respect to key metrics used by the management in our financial and operational decision-making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs and for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net loss to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-438-5524 (Domestic)

1-719-457-2661 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 5861075

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 5,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world make better decisions.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients, projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions segment (“IADS”) is a venture formed in 2011 with minimal revenue that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services clients and the ability of these clients to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of clients; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; difficulty in integrating and deriving synergies from MediaMiser and any other acquisitions, joint venture and strategic investments; potential undiscovered liabilities of MediaMiser and other companies that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

We undertake no obligation to update or review any guidance or changes in status of customer contracts, client relationships, or other forward-looking information, whether as a result of new information, future developments or otherwise. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

or

Media Contact

Stanley or Andrew Berger

SM Berger & Company

(216) 464-6400

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Revenues	$14,804	$15,746	$43,184	$48,809

Operating costs and expenses:
Direct operating expenses	10,673	11,973	32,283	38,183
Selling and administrative expenses	4,284	3,992	11,935	12,972
Impairment charges	-	5,524	-	5,524
Interest income, net	(33)	(57)	(64)	(314)
Total	14,924	21,432	44,154	56,365

Loss before provision for income taxes	(120)	(5,686)	(970)	(7,556)
Provision for income taxes	306	7,297	513	5,809
Net loss	(426)	(12,983)	(1,483)	(13,365)
Loss attributable to non-controlling interests	207	1,291	790	1,869
Net loss attributable to Innodata Inc. and Subsidiaries	$(219)	$(11,692)	$(693)	$(11,496)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and Diluted	$(0.01)	$(0.47)	$(0.03)	$(0.46)
Weighted average shares outstanding:
Basic and Diluted	25,294	25,053	25,197	24,977

Comprehensive loss:

Net loss attributable to Innodata Inc. and Subsidiaries	$(219)	$(11,692)	$(693)	$(11,496)
Pension liability adjustment, net of taxes	9	18	29	54
Change in fair values of derivatives, net of taxes	(559)	(575)	351	(1,805)
Foreign currency translation adjustment, net of taxes	(191)	-	(191)	-
Comprehensive loss attributable to Innodata Inc. and Subsidiaries	$(960)	$(12,249)	$(504)	$(13,247)

Supplemental Financial Data:
Adjusted EBITDA	$908	$1,034	$1,962	$1,309

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$26,032	$24,752
Accounts receivable, net	8,583	11,876
Prepaid expenses and other current assets	2,593	1,907
Deferred income taxes	355	45
Total current assets	37,563	38,580
Property and equipment, net	6,353	6,083
Other assets	3,243	3,323
Deferred income taxes	1,313	1,336
Intangibles, net	5,286	-
Goodwill	1,700	675
Total assets	$55,458	$49,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,362	$3,678
Accrued salaries, wages and related benefits	4,894	4,647
Income and other taxes	1,126	1,003
Current portion of long term obligations	1,556	351
Deferred income taxes	75	57
Total current liabilities	12,013	9,736
Deferred income taxes	941	190
Long term obligations	6,314	3,747
Non-controlling interests	(2,788)	(3,649)
STOCKHOLDERS’ EQUITY:	38,978	39,973
Total liabilities and stockholders’ equity	$55,458	$49,997

INNODATA INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars In thousands)

Adjusted EBITDA

	Three Months Ended	Three Months Ended		Nine Months Ended
	June 30	September 30		September 30
	2014	2014	2013	2014	2013

Net loss attributable to Innodata Inc. and Subsidiaries	$(663)	$(219)	$(11,692)	$(693)	$(11,496)

Depreciation and amortization	678	759	1,017	2,150	2,930

Stock-based compensation	346	302	236	846	725

Impairment charges	-	-	5,524	-	5,524

Provision for income taxes	106	306	7,297	513	5,809

Interest income, net	(22)	(33)	(57)	(64)	(314)

Non-controlling interests	(288)	(207)	(1,291)	(790)	(1,869)

Adjusted EBITDA	$(157)	$908	$1,034	$1,962	$1,309